Exhibit 99.1

News Announcement

CONTACT:
William J. Clifford Chief Financial Officer 610/373-2400	Joseph N. Jaffoni, Richard Land Jaffoni & Collins Incorporated 212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING GRANTED AMENDMENTS TO EXTEND

MATURITIES AND EXPAND SENIOR SECURED CREDIT FACILITIES

- Now Has $359 Million of Revolving Commitments Expiring in October 2010

and $641 Million of Revolving Commitments Expiring July 2012 -

Wyomissing, PA, (September 24, 2009) - Penn National Gaming, Inc. (PENN:Nasdaq) announced today that, following appropriate regulatory approvals and notifications, it amended its $2.725 billion senior secured credit facilities to extend certain maturities, expand availability, allow for debt and equity repurchases, potentially further expand the facility and extend maturities and modify compliance covenants.  Separately, the Company also announced that it has used the net proceeds of its August 2009 private placement of $325 million principal amount of 8¾% Senior Subordinated Notes due 2019, to redeem $94.5 million of its $200 million aggregate outstanding principal amount 6 7/8% senior subordinated notes due 2011, to repay $110 million of borrowings, together with accrued and unpaid interest thereon, under its term loan A and term loan B facilities and to repay $114 million of borrowings under its revolving credit facility.

Pursuant to the terms agreed to with its lending group, Penn National secured the following amendments (“the Second Amendment”) to its Credit Agreement, dated as of October 3, 2005:

•                  Extended the maturity date of $366 million of revolving commitments from October 3, 2010 to July 3, 2012 under a new tranche B revolving facility which will contain pricing 150 basis points higher than the Company’s existing revolving facility (presently 125 basis points over LIBOR based on the Company’s current consolidated total leverage ratio).  The $359 million of revolving commitments under tranche A continue at 125 basis points over LIBOR based on the Company’s current consolidated total leverage ratio;

•                  Provide for additional revolving commitments under the tranche B revolving facility of $275 million;

•                  Allow Penn National to purchase, redeem or acquire up to $200 million of its equity interests, including its common stock, minus certain debt repurchases made when the Company is not in compliance with specified financial ratios;

•                  Permit the Company to make debt repurchases (a) in amounts up to $200 million minus equity repurchases or (b) without limitation subject to compliance with financial ratio tests;

-more-

•                  Enable the Company to add additional term and revolving loan commitments up to a maximum of $700 million, with the amount of additional revolving commitments capped at $200 million;

•                  Replace the maximum consolidated senior leverage ratio covenant with a maximum consolidated senior secured leverage ratio covenant and make other changes to financial covenants and related definitions;

•                  Allow the Company to make offers to its lenders to purchase term loans at below par pursuant to procedures set forth in the Second Amendment (provided that there can be no assurance that the Company will make any offer to purchase term loans at a discount or that lenders will accept any such an offer if made); and,

•                  Allow the Company to request additional maturity date extensions for term loans and revolving commitments, which extensions may include increased interest rates and fees.

After giving effect to the Second Amendment, the Company has $359 million of revolving commitments expiring in October 2010 and $641 million of revolving commitments expiring in July 2012.

William J. Clifford, Chief Financial Officer of Penn National Gaming commented, “Actively and conservatively managing our capital structure and balance sheet are important priorities and elements of Penn National’s long-term growth and expansion.  The amendments announced today increase the maximum total leverage and senior secured leverage covenant compliance ratios by 75 basis points each to up to 5.5 to 1 (dropping to 5.25 to 1 after September 30, 2009) and 4.00 to 1 (dropping to 3.75 to 1 after March 31, 2011), respectively.  The amendments also extend credit facility maturities and provide the Company with continued access to capital at attractive rates which allow us to pursue opportunities to enhance shareholder value.”

Deutsche Bank Securities Inc., Wells Fargo Securities, LLC, Banc of America Securities LLC and RBS Securities Inc., served as co-lead arrangers and co-book running managers of the amended credit facilities while Wells Fargo Bank, National Association and Bank of America, N.A., served as syndication agents.

About Penn National Gaming

Penn National Gaming owns and operates gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates nineteen facilities in fifteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities feature over 26,300 gaming machines, approximately 400 table games, over 2,000 hotel rooms and over 959,000 square feet of gaming floor space.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; the passage of state, federal or local legislation that would expand, restrict, further tax, prevent or negatively impact operations (such as a smoking ban at any of our facilities) in the jurisdictions in which we do business; the activities of our competitors and the emergence of new competitors; increases in the effective rate of taxation at any of our properties or at the corporate level; delays or changes to, or cancellations of, planned capital projects at our gaming and pari-mutuel facilities or an inability to achieve the expected returns from such projects; construction factors, including delays and increased cost of labor and materials; the ability to recover proceeds on significant insurance claims, the existence of attractive acquisition candidates and development opportunities, the costs and risks involved in the pursuit of those acquisitions and development opportunities and our ability to integrate those acquisitions; the availability and cost of financing; the impact of market conditions or applicable legal restrictions on the Company’s intention to repurchase shares of its common stock; the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the outcome of legal proceedings instituted against the Company in connection with the termination of the previously announced acquisition of the Company by certain affiliates of Fortress Investment Group LLC and Centerbridge Partners, L.P.; the effects of local and national economic, credit, capital market, housing, energy conditions on the economy in general and on the gaming and lodging industries in particular; changes in accounting standards; third-party relations and approvals; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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